Exhibit 10.19

LEASE

BETWEEN

SCG SWIFT AVENUE INDUSTRIAL PARK, LLC,
a Delaware limited liability company,

AS LANDLORD

AND

FREENOME HOLDINGS, INC.,
a Delaware corporation,

AS TENANT

DATED MARCH 25, 2022

SWIFT AVENUE INDUSTRIAL PARK

345 SWIFT AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA

BASIC LEASE INFORMATION

Lease Date:	March 25, 2022

Landlord:	SCG SWIFT AVENUE INDUSTRIAL PARK, LLC, a Delaware limited liability company

Tenant:	FREENOME HOLDINGS, INC., a Delaware corporation

Premises:	345 Swift Avenue, containing approximately 19,900 rentable square feet, located in the building commonly known as Swift Avenue Industrial Park (the “Building”), and whose street address is 345-367 Swift Avenue, South San Francisco, California. The Premises are outlined on the plan attached to the Lease as Exhibit A. The term “Project” shall collectively refer to the Building, the land on which the Project is located and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operations thereof.

Estimated Delivery	July 1, 2022

Date:

Term:	One hundred twenty-two (122) full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 122nd full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease (the “Expiration Date”).

Commencement Date:	The later of (i) August 1, 2022, and (ii) thirty (30) days from the date Landlord tenders possession of the Premises to Tenant.

Basic Rent:	Basic Rent shall commence on the Commencement Date and shall be the following amounts for the following periods of time:

Lease Months	Annual Basic Rent Rate Per Rentable Square Foot in the Premises	Monthly Basic Rent
1 - 12	$21.60	$35,820.00
13 – 24	$22.36	$37,073.70
25 – 36	$23.14	$38,371.28
37 – 48	$23.95	$39,714.27
49 – 60	$24.79	$41,104.27
61 – 72	$25.65	$42,542.92
73 – 84	$26.55	$44,031.93
85 – 96	$27.48	$45,573.04
97 – 108	$28.44	$47,168.10
109 – 120	$29.44	$48,818.98
121 – 122	$30.47	$50,527.65

i

*Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant shall be entitled to an abatement of Basic Rent with respect to the Premises, as originally described in this Lease, in the amount of $35,820.00 for the first two (2) full calendar months of the initial Term (the “Abated Basic Rent”. If Tenant defaults under this Lease at any time during the Term (as the same may be extended) and fails to cure such default within any applicable cure period under this Lease, then all unamortized Abated Basic Rent (i.e. based upon the amortization of the Abated Basic Rent in equal monthly amounts, without interest, during the period commencing on the Commencement Date and ending on the original Expiration Date) shall immediately become due and payable. Only Basic Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s Proportionate Share of Operating Costs and Taxes and all other Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

Security Deposit:	$202,110.60.

Construction	$59,700.00

Allowance:

Additional Rent:	Tenant’s Proportionate Share of Operating Costs and Taxes. Rent: Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	Warehousing, storage, including, but not limited to cold storage, and manufacturing of biomedical products, and related general office use, in compliance with Section 9 of the Lease.

Parking Density:	One parking pass per 1,000 rentable square feet of the Premises.

Tenant’s

Organizational

Identification Number:	C3905073 as issued by the Secretary of State of California and 6009505 as issued by the Secretary of State of Delaware.

Tenant’s Proportionate

Share:	With respect to the Building: 30.48%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) the 65,281 rentable square feet in the Building.

Landlord and Tenant stipulate that the number of rentable square feet in the Premises, Building, and Project set forth above is conclusive and shall be binding upon them, except as provided in this Lease.

Initial Liability	$1,000,000 per occurrence and $2,000,000 in the annual aggregate in primary coverage, with an additional
Insurance Amount:	$5,000,000 in umbrella coverage.

Broker(s):	Jones Lang LaSalle representing Tenant and Landlord.

Guarantor:	As of the date of this Lease, there is no Guarantor.

Tenant’s Address:	Prior to Commencement Date:

Freenome Holdings, Inc. 279 E. Grand Avenue, 5th Floor South San Francisco, CA 94080 contracts@freenome.com

From and after Commencement Date:

The Premises contracts@freenome.com

With a copy to:

LMA Law, LLP One Almaden Boulevard, Suite 700 San Jose, CA 95113 Attention: Michael Schachter, Esq. Email: mgs@lmallp.com

NAICS Code:	Tenant hereby represents and warrants to Landlord that Tenant’s North American Industry Classification System (“NAICS”) code is: 621511

Landlord’s Address:	For all Notices:

SCG Swift Avenue Industrial Park, LLC c/o Stockbridge Capital Group Four Embarcadero Center, Suite 3300 San Francisco, CA 94111 Attn: Asset Manager (Swift Industrial Park)

With a copy to:

SCG Swift Avenue Industrial Park, LLC c/o CBRE 1111 Broadway, Suite 1850, Oakland, CA 94607 Attn: Property Manager

For Payments by Regular Mail:	For Payments by Overnight Mail:

SCG Swift Avenue Industrial Park LLC	Bank of America Lockbox Services

P.O. Box 740786	Lockbox 740786

Los Angeles, CA 90074-0786	2706 Media Center Drive
Los Angeles, CA 90065-1733

The foregoing Basic Lease Information is incorporated into and made a part of this Lease. The Lease includes Exhibits A through G, all of which are incorporated herein and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control.

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v

Exhibits:

Exhibit A	Outline of Premises
Exhibit B	Building Rules and Regulations
Exhibit C	Work Letter
Exhibit D	Form of Confirmation of Commencement Date Letter
Exhibit E	Form of Tenant Estoppel Certificate
Exhibit F	Parking
Exhibit G	Intentionally Omitted
Exhibit H	Hazardous Materials Questionnaire

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LIST OF DEFINED TERMS

Page No.

Abated Basic Rent	ii
Access Improvements	11
Additional Rent	ii
Affiliate	1
Basic Lease Information	1
Basic Rent	i
Broker(s)	iii
Building	i
Building’s Structure	1
Building’s Systems	1
CASp	10
Casualty	18
Code	32
Collateral	23
Commencement Date	i
Common Area Amenities	32
Construction Allowance	ii, C-2
Damage Notice	18
Default Rate	4
Disabilities Acts	10
Disclosure Date	31
Environmental Assessment	31
Estimated Delivery Date	i
Event of Default	19
Excess Amount	C-1
Expiration Date	i
Extension Option	34
Extension Term	34
Financial Condition Adverse Change	34
Financial Statements	34
Force Majeure Event	26
GAAP	14
Generator	35
Generator Area	35
Generator Fee	36
Guarantor	iii
Handle	31
Hazardous Materials	30, H-1
Hazardous Substances	H-1
Hazardous Wastes	H-1
HVAC	5
including	1
Initial Liability Insurance Amount	iii
Inspection	10
Landlord	i
Landlord’s Address	iii
Landlord’s Mortgagee	16
Law	1
Laws	1
Lease	1, E-1
Lease Date	i
Lease Month	ii

LEED Commercial Interiors Credits	C-2
Loss	16
Mortgage	16
NAICS	iii
NAICS Code	iii
OFAC	32
Operating Costs	2
Parking Area	F-1
Parking Density	ii
Permitted Transfer	13
Permitted Transferee	13
Permitted Use	ii
Premises	i
Prevailing Market	34
Primary Lease	16
Project	i
Punchlist Items	D-1
Reconciliation Statement	4
Referee Sections	28
Regulations	32
Release	31
Released Parties	32
Rent	ii
Repair Period	18
Report	10
Security Deposit	ii
Space Plans	C-1
Substitute Tenant	22
Taking	17
Tangible Net Worth	14
Taxes	3
Telecommunications Services	30
Tenant	i
Tenant Party	1
Tenant’s Address	iii
Tenant’s Off-Premises Equipment	1
Tenant’s Organizational Identification Number	ii
Tenant’s Proportionate Share	ii
Term	i
Total Construction Costs	C-1
Toxic Materials	H-1
Toxic Substances	H-1
Toxic Wastes	H-1
Transfer	11
UCC	23
Visible Premises	8
Work	C-1
Working Drawings	C-1

LEASE

This Lease Agreement (this “Lease”) is entered into as of the Lease Date between Landlord and Tenant (as each such term is defined in the Basic Lease Information).

1.           Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s roof and roof membrane, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, structural columns and beams, and curtain walls; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, mechanical and elevator systems; “including” means including, without limitation; “Laws” means all federal, state and local laws, ordinances, building codes and standards, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law” means any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through or under Tenant; any subtenants claiming by, through or under Tenant; and any of their respective agents, contractors, officers, employees, licensees, guests and invitees.

2.           Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant acknowledge that the rentable square footage of the Premises is correct; provided, however, that Landlord may from time to time remeasure the Premises and/or the Building in accordance with generally accepted remeasurement standards selected by Landlord and adjust Tenant’s Proportionate Share based on such remeasurement; provided further, however, that any such remeasurement based on a change in measurement standard only shall not affect the amount of Basic Rent payable for the Premises (as defined herein), Tenant’s Share or any allowance applicable to the then-current Term and based on the Premises.

3.           Tender of Possession. Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant on or about the Estimated Delivery Date (as set forth in the Basic Lease Information). If Landlord is unable to tender possession of the Premises in such condition to Tenant by the Estimated Delivery Date, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their as-is condition and configuration as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any. However, notwithstanding the foregoing, Landlord agrees that the roof and the base Building electrical, HVAC (defined in Section 7.1 below) and plumbing systems located in the Premises shall be in good working order as of the date Landlord delivers possession of the Premises to Tenant. Except to the extent caused by the acts or omissions of Tenant or any Tenant Party or by any alterations or improvements performed by or on behalf of Tenant, if such systems are not in good working order as of the date possession of the Premises is delivered to Tenant and Tenant provides Landlord with notice of the same within thirty (30)   days following the date Landlord delivers possession of the Premises to Tenant, Landlord shall be responsible for repairing or restoring the same. Prior to occupying the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit D hereto confirming (1) the Commencement Date and the Expiration Date of the initial Term, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter and as stated in this Lease); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Should Tenant fail to do so within thirty (30) days after Landlord’s request, the information set forth in such letter provided by Landlord shall be conclusively presumed to be agreed and correct. Entry into the Premises by any Tenant Party prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent unless otherwise expressly set forth in this Lease. Landlord and Tenant acknowledge that physical changes may occur from time to time in the Building or Project, and that the number of buildings and additional facilities which constitute the Project may change from time to time, which may result in an adjustment in Tenant’s Proportionate Share, as defined in the Basic Lease Information.

4.            Rent.

4.1          Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association, or, at either party’s election, by electronic or wire transfer, at Landlord’s address provided for in this Lease or such other address as may be specified in writing by Landlord, and shall be accompanied by all applicable state and local sales or use taxes; provided, that following any default by Tenant, Landlord shall be permitted to require alternative methods of payment, in Landlord’s sole discretion. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent is due upon execution of this Lease by Tenant; thereafter, Basic Rent shall be payable on the first day of each calendar month. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month, and such Basic Rent payment is due upon execution of this Lease by Tenant; however, if the Commencement Date is not a fixed date that is ascertainable as of the Lease Date, then such Basic Rent payment for any fractional calendar month at the beginning of the Term shall be due by Tenant on the Commencement Date. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay to Landlord monthly installments of Additional Rent in advance on the first day of each calendar month and otherwise on the same terms and conditions described above with respect to Basic Rent. All sums due and payable by Tenant under this Lease shall be deemed to be rent hereunder and unless a shorter time period is specified in this Lease, all payments of miscellaneous Rent charges hereunder (that is, all Rent other than Basic Rent and Additional Rent) shall be due and payable within 30 days following Landlord’s delivery to Tenant of an invoice therefor.

4.2           Additional Rent.

4.2.1          Operating Costs. Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs. Landlord may make a good faith estimate of Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to Tenant’s estimated Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year. Except with respect to the amortized amounts of any capital expenditures and tax payments in installments, and/or adjustments to account for any tax appeals as set forth in this Lease, in no event shall Landlord be entitled to a reimbursement from tenants for Operating Costs in excess of one hundred percent (100%) of the costs actually paid or incurred by Landlord in any applicable calendar year.

4.2.2          Operating Costs Defined. The term “Operating Costs” means all costs, expenses and disbursements of every kind and nature (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, management, repair, replacement, preservation, operation, and maintenance of the Building and the Project and its supporting facilities and performing Landlord’s obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, including the following costs: (a) wages and salaries of all employees at or below the grade of senior building manager engaged in the operation, maintenance or security of the Building and the Project (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of senior building manager who perform a portion of their services in connection with the operation, maintenance or security of the Building and the Project including accounting personnel), including taxes, insurance and benefits relating thereto; (b) all supplies, materials and computer software licenses used in the operation, maintenance, repair, replacement, and security of the Building and the Project; (c) costs for improvements made to the Building and the Project and, to the extent capital in nature, shall be amortized using a commercially reasonable interest rate over the useful life as reasonably estimated by Landlord to recover the costs thereof; (d) cost of all services and utilities, other than the cost of any metered or submetered utilities paid separately by other tenants; (e) insurance expenses, including the cost of any deductibles; (f) repairs, replacements, and general maintenance of the Building and the Project, including, but not limited to, the roof and roof membrane, windows, elevators, restrooms, lobbies, mezzanines, balconies, mechanical rooms, building exteriors, alarm systems, pest extermination, landscaped areas, parking and service areas, driveways, sidewalks, loading areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, heating/ventilation/air conditioning systems, electrical, mechanical or other systems, telephone equipment and wiring servicing, plumbing, lighting, and any other items or areas which affect the operation or appearance of the Building or Project or that are reasonably necessary for the health and safety of the occupants of the Building or Project, which determination shall be at Landlord’s discretion; (g) fair market rental and other costs with respect to the management office for the Building and the Project; (h) costs and expenses for the operation of the Project which are equitably allocated to the Building and the Project; (i) payment under or for any easement, license, permit, operating agreement, declaration, restrictive covenant or instrument relating to the Building or Project; and (j) legal expenses and the cost of audits by certified public accountants; provided, however, that legal expenses chargeable as Operating Costs shall not include the cost of negotiating leases, collecting rents, evicting tenants nor shall it include costs incurred in legal proceedings with or against any tenant or to enforce the provisions of any lease; and (k) service, maintenance and management contracts and fees (payable to Landlord, Landlord’s affiliate or a third-party management company; provided that any costs paid to Landlord or Landlord’s affiliate for management services shall exclude amounts paid in excess of the competitive rates for management services of comparable quality rendered by persons or entities of similar skill, competence and experience) for the operation, maintenance, management, repair, replacement, or security of the Building and the Project (including alarm service, window cleaning, janitorial, security, landscape maintenance and elevator maintenance); and (l) any reasonable costs incurred to make any alterations or improvements to the Building or Project necessary for any voluntary certification as “green” or sustainable, or other similar certifications, and any costs to obtain and maintain such certification. Any property management or other similar fees shall be calculated without regard to free rent or other such concessions. Landlord shall have the right to allocate costs among different uses of space in the Building and the Project if Landlord reasonably determines the costs for operating, maintaining and repairing such different spaces differ from other spaces within the Building and the Project.

Operating Costs shall not include costs for (1) capital improvements made to the Building and the Project, other than capital improvements described in Section Error! Reference source not found.; (2) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (3) interest, amortization or other payments on loans to Landlord; (4) depreciation; (5) leasing commissions; (6) legal expenses for services, other than those that benefit the Building and the Project tenants generally (e.g., tax disputes and negotiation of vendor contracts); (7) renovating or otherwise improving space for specific occupants of the Building and the Project or vacant leasable space in the Building and the Project, other than costs for repairs, maintenance and compliance with Laws provided or made available to the Building and the Project tenants generally; (8) Taxes; (9) federal income taxes imposed on or measured by the income of Landlord from the operation of the Building and the Project; (10) fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of any applicable Laws; (11) ground lease rental; (12) all costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing and managing the Project) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses; (13) costs incurred by Landlord in connection with the correction of latent defects in the original construction of the Building; (14) any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing as of the date of this Lease in or about the Building, common areas or Project except to the extent such removal, cleaning, abatement or remediation is related to the general repair and maintenance of the Building; (15) advertising and promotional expenditures; (16) reserves not spent by Landlord by the end of the calendar year for which Operating Costs are paid; (17) wages, salaries, benefits or other compensation paid to any executives, shareholders, officers, directors or partners of Landlord or any off-site employees and employees at the Building above the level of Building manager; (18) all bad debt loss, rent loss, or reserves for bad debt or rent loss; (19) Landlord’s general overhead and administrative expenses not related to the Building; (20) all costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the common areas of the Building); (21) the cost of operating any commercial concession which is operated by Landlord at the Building; (22) any fines, penalties or interest resulting from the gross negligence or willful misconduct of Landlord; (23) costs in connection with leasing space in the Building, including brokerage commissions, brochures and marketing supplies, legal fees in negotiating and preparing lease documents; (24) any “tenant allowances”, “tenant concessions” and other costs or expenses incurred in fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant leaseable space in the Building, except in connection with general maintenance and repairs provided to the tenants of the Building in general; (25) the cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant; and (26) Landlord’s charitable and political contributions; (27) the cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant; and (28) costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed for such costs by insurance proceeds, contractor warranties, guarantees, judgments or other third party sources.

If Landlord incurs Operating Costs for the Project together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Project and such other property.

4.2.3          Taxes; Taxes Defined. Tenant shall also pay Tenant’s Proportionate Share of Taxes. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments and charges [including assessments and charges from any applicable property owner’s association] under any restrictive covenant, declaration of covenants, restrictions and easements or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Building and the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income, excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, documentary transfer taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to a tax on rents, receipts or income attributable to operations at the Project), and fines, penalties or interest resulting from late payment of taxes. However, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents or revenues received therefrom or a franchise tax, margin tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Building and the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof. The costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Building and the Project shall be included in Operating Costs. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Building and the Project, and all rights to receive notices of reappraisement. From time to time during any calendar year, Landlord may estimate or re-estimate the Taxes to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Taxes payable by Tenant shall be appropriately adjusted in accordance with the estimations.

4.2.4          Reconciliation Statement. By April 30 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of actual Operating Costs for the previous year, in each case adjusted as provided in Section 4.2.5, and of the Taxes for the previous year (the “Reconciliation Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under this Section 4.2 for the year covered by the Reconciliation Statement exceed Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Landlord shall credit or reimburse Tenant for such excess within 30 days; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 4.2 for such year are less than Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Tenant shall pay Landlord such deficiency within 30 days of invoice from Landlord. Basic Rent shall be paid to Landlord absolutely net of all Operating Costs and Taxes, except as specifically provided to the contrary in this Lease, and the provisions for payment of Operating Costs and Taxes are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in this Section 4.2.

4.2.5          Gross Up. With respect to any calendar year or partial calendar year in which the Building or the Project is not occupied to the extent of at least 95% of the rentable area thereof, or Landlord is not supplying comparable services to at least 95% of the rentable area thereof, the Operating Costs for such period which vary with the occupancy of the Building or the Project, as applicable, or level of service shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building or the Project, as applicable, been occupied to the extent of at least 95% of the rentable area thereof and Landlord had been supplying comparable services to at least 95% of the rentable area thereof.

4.2.6          Audit. Tenant may, within thirty (30) days after receiving Landlord’s Reconciliation Statement, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Costs or Taxes for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed, independent CPA firm to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within sixty (60) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s Reconciliation Statement for that year. If Tenant fails to provide Landlord with a Review Notice within the sixty (60) day period described above or fails to provide Landlord with an Objection Notice within the thirty (30) day period described above, Tenant shall be deemed to have approved Landlord’s Reconciliation Statement and shall be barred from raising any claims regarding the Operating Costs or Taxes for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Operating Costs or Taxes for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Operating Costs or Taxes for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Costs or Taxes unless Tenant has paid and continues to pay all Rent when due.

5.            Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of eighteen percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant for each month or portion thereof that the delinquency remains outstanding a late fee equal to the greater of (a) five percent of the delinquent payment, and (b) $250, to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful commercial rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-calendar month period that Tenant fails to make any payment of Additional Rent when due, until five days after Landlord delivers written notice of such delinquency to Tenant. Landlord may, in its sole discretion, allocate any rent or monies Tenant pays to Landlord to any sums then due and payable hereunder.

6.            Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon a default or breach of this Lease by Tenant. Landlord may, from time to time following a default or breach of this Lease by Tenant and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Provided that Tenant has performed all of its obligations hereunder, Landlord shall, within 60 days after the expiration of the Term, the cure of any then-outstanding breach or default of this Lease, and Tenant’s surrender of the Premises in compliance with the provisions of this Lease, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant’s obligations. Notwithstanding the preceding sentence and to the extent permitted by applicable Law, Landlord may retain the Security Deposit until such time after the expiration of the Term that Landlord is able to reconcile and confirm all amounts payable by Tenant under this Lease have been paid in full by Tenant (e.g., Landlord cannot reconcile and confirm Tenant has paid Tenant’s Proportionate Share of Taxes for the calendar year in which the Term expires if Landlord has not received a Tax bill from all applicable taxing authorities at the time of such expiration). The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises then the transferee shall assume Landlord’s obligations under this Lease, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit. The rights and obligations of Landlord and Tenant under this Section 6 are subject to any other requirements and conditions imposed by Laws applicable to the Security Deposit. Tenant hereby waives the provisions of any Laws, now or hereinafter in force, which restricts the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits. Landlord is hereby granted a security interest in the Security Deposit in accordance with applicable provisions of the California Commercial Code. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of any Laws, now or hereinafter in force, which restricts the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits.

7.            Services and Landlord’s Obligations.

7.1          Services. Tenant acknowledges that Tenant has inspected and accepts the water, electricity, heat and air conditioning (“HVAC”) and other utilities and services being supplied or furnished to the Premises as of the date Tenant takes possession of the Premises, as being sufficient and suitable for use of the Premises for the Permitted Use in their present condition, “as is,” and for Tenant’s intended operations in the Premises except as stated in this Lease. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. If any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly metered with other premises as determined by Landlord, in its sole discretion, to be reasonable. Any such actual charges paid by Landlord and assessed against Tenant shall be immediately payable to Landlord on demand and shall be Additional Rent hereunder. In addition, if applicable, Landlord may install and shall have access to the Premises to monitor a separate meter (or submeter) to determine the actual use of any utility in the Premises or any shared common area and may make available and share actual whole-project energy and water usage data as necessary to maintain the Building’s “green building” certification, if any. Tenant will not, without the written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises. To allow for compliance with building performance benchmarking and disclosure regulations, and to facilitate implementation of sustainable improvements to the Building, Tenant shall: (a) retain copies of its “utility data”, which includes, but is not limited to, Tenant’s utility bills and invoices pertaining to Tenant’s energy, water, and trash usage at the Building during the Term of this Lease, and (b) upon request, provide Landlord with copies of such “utility data”. Tenant hereby consents to Landlord obtaining utility data directly from the utility provider and, upon twenty (20) business days after written request, Tenant shall execute and deliver to Landlord and the service providers such commercially reasonable written releases as the service providers may request evidencing Tenant’s consent to deliver the data to Landlord. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program. In addition, Landlord reserves the right to change the supplier or provider of any such utility or service from time to time and to purchase green or renewable energy. Tenant shall have no right to contract with or otherwise obtain any electrical or other such service for or with respect to the Premises or Tenant’s operations therein from any supplier or provider of any such service. Tenant shall cooperate with Landlord and any supplier or provider of such services designated by Landlord from time to time to facilitate the delivery of such services to Tenant at the Premises and to the Building and Project, including without limitation allowing Landlord and Landlord’s suppliers or providers, and their respective agents and contractors, reasonable access to the Premises for the purpose of installing, maintaining, repairing, replacing or upgrading such service or any equipment or machinery associated therewith. Landlord may, in Landlord’s sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for the Building, or other applicable certification in connection with Landlord’s sustainability practices for the Building (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time). The reasonable costs to obtain or maintain a LEED certification for the Building shall be included in Operating Costs. Landlord shall have the right to install on-site power generation (i.e., solar or small wind) and/or storage (batteries) at the Building or Project. Tenant agrees to cooperate with Landlord in connection with the installation and on-going operation of such on-site power and/or storage. Tenant shall have no right to any renewable energy credits or similar resulting from on-site energy generation or storage, even if Tenant uses such energy. Landlord may retain or assign such renewable energy credits in Landlord’s sole discretion.

7.2          Repair and Maintenance by Landlord. Landlord shall maintain and repair the common areas of the Project, Building’s Structure, the core portions of the Building’s Systems, the parking areas and other exterior areas of the Project, including driveways, alleys, landscape and grounds of the Project, utility lines and any items normally associated with the foregoing. The term “exterior areas of the Project” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Tenant shall immediately give Landlord written notice of any defect or need of repairs in such components of the Building for which Landlord is responsible, after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair same. All costs in performing the work described in this Section shall be included in Operating Costs except to the extent expressly excluded by Section 4.2 or as otherwise expressly set forth in this Section 7.2. Any damage caused by or repairs to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s Parties may be repaired by Landlord at Landlord’s option and Tenant’s actual expense. In no event shall Landlord be responsible for alterations to the Building or Project required by applicable Law arising from or otherwise related to (i) Tenant’s use of the Premises, or (ii) alterations or improvements to the Premises made by or for a Tenant Party (and any such alterations required for the foregoing reasons shall be made by Landlord at Tenant’s sole cost and expense and payable as Additional Rent hereunder and on the same terms and conditions as Landlord performed repairs as described in Section 8.2 below). Tenant shall immediately give Landlord written notice of any defect or need of repairs in such components of the Building or Project for which Landlord is responsible, after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair the same. Notwithstanding anything to the contrary contained herein, Landlord shall, in its commercially-reasonable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action.

8.             Improvements; Alterations; Repairs; Maintenance.

8.1          Improvements; Alterations. Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8.1. No alterations or physical additions in or to the Premises (including the installation of systems furniture or other equipment or personal property that affects or otherwise connects to the Building’s Systems) may be made without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent in its sole discretion to any alteration or addition that would (a) adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms or mechanical rooms), or (b) affect (in the sole discretion of Landlord) the (1) exterior appearance of the Project, (2) appearance of the Project’s common areas or elevator lobby areas, (3) quiet enjoyment of other tenants or occupants of the Project, or (4) provision of services to other occupants of the Project. To the extent that Landlord grants Tenant the right to use areas within the Project, whether pursuant to the terms of this Lease or through plans and specifications subsequently approved by Landlord (and without implying that Landlord shall grant any such approvals), (A) in no event may Tenant use more than Tenant’s Proportionate Share of the areas within the Building or utility capacity made available by Landlord for general tenant usage for Tenant’s installations and operations in the Premises (including chilled water, electricity, telecommunications room space, electrical room space, plenum space and riser space), and (B) Tenant shall comply with the provisions of this Section with respect to all such items, including Tenant’s Off-Premises Equipment. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws, using new Building standard materials and constructed in a first-class manner; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance at Tenant’s sole cost and expense. Tenant shall at Tenant’s sole expense, perform any additional work required under applicable Laws due to construction of any such alterations or improvements. At least ten (10) business days before beginning construction of any alterations or improvements, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of non-responsibility. Upon substantial completion of construction, if the Law so provides, Tenant shall cause a timely notice of completion to be recorded in the office of the recorder of the county in which the Building is located.

All such alterations or improvements shall remain the property of Tenant until the expiration or earlier termination of this Lease, at which time they shall be and become the property of Landlord; provided, however, that Landlord may, at Landlord’s option, require that Tenant, at Tenant’s expense, remove any or all alterations or improvements made by or on behalf of Tenant, including, without limitation, any cold storage improvements, and restore the Premises by the expiration or earlier termination of this Lease, to their condition existing prior to the construction of any such alterations or improvements or Landlord advised Tenant that such item may be removed at the expiration or earlier termination of this Lease. In any event, Tenant, not Landlord, shall, at its sole cost and expense, remove all cabling and wiring installed by or on behalf of Tenant at or servicing the Premises. All such removals and restoration shall be accomplished in a first-class and good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. If Tenant fails to remove such alterations or improvements or Tenant’s trade fixtures or furniture or other personal property, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable Law, at Tenant’s sole expense. In addition to and wholly apart from Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Costs and Taxes, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its fixtures or personal property, on the value of alterations and improvements within the Premises, and on Tenant’s interest pursuant to this Lease, or any increase in any of the foregoing based on such alterations and improvements. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

8.2          Repair and Maintenance by Tenant. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall promptly repair, replace and maintain in good condition and repair and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises (excluding the core portion of the Building’s Systems, which shall be maintained by Landlord pursuant to Section 7.2) and Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises, including the branch lines of the plumbing, electrical and HVAC systems, including all duct work and any dock or loading area serving the Premises, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original (including, but not limited to, repair and replacement of all fixtures installed by Tenant, water heaters serving the Premises, windows, glass and plate glass, doors, exterior stairs, skylights, any special office entries, interior walls and finish work, floors and floor coverings, HVAC systems serving the Premises, electrical systems and fixtures, sprinkler systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, and performance of regular removal of trash and debris). Tenant shall, at Tenant’s sole cost and expense, immediately upon notice from Landlord, sanitize the Premises if Landlord reasonably determines the same is necessary utilizing such methods as reasonably determined by Landlord. Tenant’s repair and maintenance work shall be undertaken in compliance with Landlord’s Building construction standards (if any) from time to time to the extent applicable (which standards shall be made available to Tenant by Landlord’s Building manager upon request). Notwithstanding any other provision in this Lease to the contrary, with respect to any portion of the Premises visible from any common area inside or outside of the Building (the “Visible Premises”), Tenant shall (a) maintain such Visible Premises and furniture, fixtures and equipment located therein in a neat and first-class condition throughout the Term and any extension thereof, (b) not use the Visible Premises for storage, (c) obtain Landlord’s prior reasonable written consent as to the interior paint color, signage, carpeting, furniture and equipment contained in the Visible Premises, (d) complete within the Visible Premises any requested cleaning within one business day after Landlord’s written request therefor, and (e) complete within the Visible Premises any requested repairs, alterations or changes within five business days after Landlord’s written request therefor. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Project to the extent caused by a Tenant Party. If any such damage occurs outside of the Premises, or if such damage occurs inside the Premises but affects the Building’s Systems and/or Building’s Structure or any other area outside the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. If (1) Tenant fails to commence to make such repairs or replacements within 15 days after the occurrence of such damage and thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), or (2) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within 30 days after the occurrence of such damage (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), then Landlord may make the same at Tenant’s cost. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 8, in each case plus an administrative fee of 15% of such cost, shall be paid by Tenant to Landlord as additional rent hereunder within 30 days after Landlord has invoiced Tenant therefor. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor reasonably approved by Landlord for servicing all HVAC systems and equipment serving the Premises (and a copy thereof shall be furnished to Landlord). The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Premises. Should Tenant fail to do so or if Landlord elects to perform such maintenance for any reason, Landlord may, upon notice to Tenant, enter into such a maintenance/ service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead.

8.3          Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord and only in accordance with plans and specifications approved in advance by Landlord in writing. Landlord shall have the right of written reasonable consent for construction means and methods, all appropriate permits and licenses, and the time for performance of such work. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord’s consideration of a request for approval hereunder. Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any such alterations or improvements, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications and Tenant shall pay to Landlord a construction management fee equal to 5% of the cost of such work. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage reasonably required by Landlord and naming Landlord, Landlord’s Mortgagee, Landlord’s property management company and Landlord’s asset management company and any other party reasonably designated by Landlord as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems) and shall use materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building, and in such manner as to cause a minimum of disruption to the other occupants of the Project and interference with other construction in progress and with the transaction of business in the Project. Landlord may designate reasonable rules, regulations and procedures for the performance of all such work in the Building (including insurance requirements for contractors) and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when such work may be performed. All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Project’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. Tenant shall cause all Tenant’s contractors to adhere to the Building’s waste and recycling programs. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor and no such work will be permitted if it would void or reduce or otherwise adversely affect the warranty on the roof. Upon completion of any work described in this Section 8, Tenant shall furnish Landlord with accurate reproducible “as-built” CADD files of the improvements as constructed.

8.4          Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s or construction liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall promptly deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (a) pay the amount of the lien and cause the lien to be released of record, or (b) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord shall have the right, but not the obligation, to pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord as additional rent hereunder within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships) and that Tenant is not authorized to act as Landlord’s common law agent or construction agent in connection with any work performed in the Premises. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

8.5          Waiver. Except as provided in Article 15, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building; provided, however, that the foregoing shall not be deemed to prohibit Tenant from making a claim against Landlord but in any such event Tenant shall not be entitled to receive any consequential, special or indirect damages. Instead, any such claim of Tenant shall be limited to the foreseeable, direct and actual damages incurred by Tenant. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Regulations or other laws now or hereinafter in effect.

9.             Use of the Premises. Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. The occupancy density within the Premises as a whole shall at no time exceed one person for each 300 rentable square feet in the Premises; however, such population density may from time to time exceed such number on a temporary basis for meetings, conferences and other events of a temporary nature. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the common areas of the Building (and the cost thereof shall be included in Operating Costs), other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions, including any initial tenant improvement work, made by or on behalf of a Tenant Party (which risk and responsibility shall be borne by Tenant). The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Project or its contents, or, subject to the terms of Section 25.24, for the storage of any Hazardous Materials (other than de minimis quantities found in typical office supplies [e.g., photocopier toner] and Hazardous Materials contained in products stored and/or distributed during Tenant’s normal course of business in their original, sealed and unopened containers, and then only in compliance with all Laws and in a reasonable and prudent manner). Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises or from any portion of the common areas as a result of Tenant’s or any Tenant’s Party’s use thereof. Except as provided below, the following uses are expressly prohibited in the Premises: schools, governmental offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing, reservation centers or other “call centers”; medical treatment and health care; radio, television or other communications broadcasting; restaurants and other retail; and customer service offices of a public utility company. Notwithstanding the preceding sentence, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the rentable square feet in the Premises or any single floor (whichever is less): (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (2) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; storage; data processing; debt collection; and similar support services. If, because of a Tenant Party’s acts or omissions or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then such acts or omissions shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Project. Tenant shall not allow or give notice of any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings which could endanger the structure, or place any harmful substances in the drainage system of the Building or Project. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the above-referenced restrictions or any other terms or provisions of such tenant’s or occupant’s lease or other contract. The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act or similar statute or ordinance or any regulation promulgated thereunder, all as may be amended from time to time. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Lease, the Premises has not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), and (ii) keep the information contained in the Report confidential, except to the extent required by Laws, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal Laws, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements (the “Access Improvements”). If Tenant performs an Inspection, Tenant shall be solely responsible for the cost of the Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Laws, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as Additional Rent within ten (10) days following Landlord’s demand.

10.           Assignment and Subletting.

10.1         Transfers. Except as provided in Section 10.8, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, (a) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (b) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (c) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current direct or indirect control of Tenant, (d) sublet any portion of the Premises, (e) grant any license, concession, or other right of occupancy of any portion of the Premises, (f) permit the use of the Premises by any parties other than Tenant, or (g) sell or otherwise transfer, in one or more transactions, a majority of Tenant’s assets (any of the events listed in Section Error! Reference source not found. through Error! Reference source not found. being a “Transfer”). If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings) resulting in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease. If Tenant is a partnership, joint venture, unincorporated limited liability company or other unincorporated business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or of the underlying beneficial interests of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease. This Lease is personal to Tenant, and Tenant’s rights granted hereunder do not include the right to receive any excess, either in installments or lump sum, over the Rent payable hereunder of which is expressly reserved by Landlord as hereinafter provided, except as otherwise expressly hereinafter provided. No assignment or subletting by Tenant, permitted or otherwise, or other Transfer, shall relieve Tenant of any obligation under this Lease or any guarantor of this Lease of any liability under its guaranty or alter the primary liability of the Tenant named herein for the payment of Rent or for the performance of any other obligations to be performed by Tenant. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed transferee.

10.2         Consent Standards. Landlord shall not unreasonably withhold, condition or delay its consent to any assignment of Tenant’s entire interest in this Lease or subletting of the Premises. Tenant acknowledges and agrees that it is reasonable for Landlord to withhold consent to any Transfer if the proposed transferee (a) is not creditworthy, (b) will use the Premises for other than the Permitted Use (thus, including, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project, (c) will only use the Premises, Building or Project in a manner that shall not materially increase Operating Costs or the pedestrian or vehicular traffic to the Premises, Building or Project, (d) is a governmental or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity, (e) is another occupant of the Project or an Affiliate of such occupant, (f) is currently and/or has in the past been involved in litigation with Landlord or any of its Affiliates, (g) fails to meet Landlord’s reasonable standards for tenants of the Project, (h) may result in, either by the transfer or any consideration payable to Landlord in connection therewith, an adverse effect on any real estate investment trust (or pension fund or other ownership vehicle) qualification tests applicable to Landlord or any of its Affiliates, and (i) is a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Project or any Affiliate of any such person or entity. Additionally, Landlord may withhold its consent to any proposed Transfer if any Event of Default by Tenant then exists. Any Transfer made while an Event of Default exists hereunder, irrespective whether Landlord’s consent is required hereunder with respect to the Transfer, shall be voidable by Landlord in Landlord’s sole discretion. In agreeing to act reasonably, Landlord is agreeing to act in a manner consistent with the standards followed by large institutional owners of commercial real estate and Landlord is permitted to consider the financial terms of the Transfer and the impact of the Transfer on Landlord’s own leasing efforts and the value of the Project. Landlord may condition its consent to a Transfer on an increase in the Security Deposit or receipt of a guaranty from a suitable party. Landlord shall not be required to act reasonably in considering any request to pledge or encumber this Lease or any interest therein.

10.3        Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15  business days prior to the effective date of the proposed Transfer and Landlord shall approve or disapprove within twenty (20) days following receipt of all information required hereunder, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character, and any other information and/or documentation reasonably requested by Landlord. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $1,000 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees and other expenses incurred in connection with considering any request for consent to a Transfer, which shall not exceed $2,500.00. Failure by or refusal of Landlord to consent to a proposed assignee or subtenant shall not cause a termination of this Lease.

10.4        Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers and no subtenant of any portion of the Premises shall be permitted to further sublease any portion of its subleased space. If a breach or default by Tenant occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent as reasonably determined by Landlord. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of a breach or default by Tenant hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

10.5         Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (a) liable for any previous act or omission of Tenant under such sublease, (b) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (c) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (d) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (e) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. If Landlord does not take over all right, title and interest of Tenant, as sublandlord, pursuant to the foregoing, if this Lease terminates at the time any sublease or other such agreement so affecting any part of the Premise remains in effect, such sublease or other agreement shall also terminate. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.5. The provisions of this Section 10.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

10.6         Cancellation. Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises on the date set forth in Landlord’s cancellation notice to Tenant and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

10.7         Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, 50% of the excess of (a) all compensation received by Tenant for a Transfer over (b) the Rent allocable to the portion of the Premises covered thereby.

10.8         Permitted Transfers. Notwithstanding Section 10.1, so long as Tenant is not in breach or default of this Lease beyond applicable notice and cure periods and immediately following the Permitted Transfer, the Permitted Transferee has a Tangible Net Worth not less than the Tangible Net Worth of Tenant as of the date hereof, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

10.8.1        an Affiliate of Tenant, but only so long as such transferee remains an Affiliate of Tenant;

10.8.2        any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; or

10.8.3        any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets, so long as Tenant’s obligations hereunder are assumed by the entity acquiring such assets.

Tenant shall promptly notify Landlord of any such Permitted Transfer (but in any event no later than ten days prior to the effective date of the Permitted Transfer unless prohibited by Law or other legal agreement, in which event Tenant shall notify Landlord no later than five days following the effective date of the Permitted Transfer. Following the effective date of any such Permitted Transfer, Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Project, Landlord or other tenants of the Project. No later than ten days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (1) copies of the instrument effecting any of the foregoing Transfers, (2) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (3) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. The right to Transfer to an Affiliate pursuant to Section 10.8.1 shall be subject to the condition that such Permitted Transferee remains an Affiliate of Tenant and that on or before such Transfer being effected both Tenant and such Permitted Transferee must enter into an agreement with Landlord, on Landlord’s then standard commercially reasonable form, Tenant and such Permitted Transferee, each acting reasonably, that if such Permitted Transferee ceases to be an Affiliate of Tenant, it shall so notify Landlord in writing within ten days after such event and, upon the written request of Landlord, transfer, assign, set over and/or re-assign this Lease and its interest in the Premises, as applicable, to Tenant or, subject to complying with this condition, another Affiliate of Tenant. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

11.           Insurance; Waivers; Subrogation; Indemnity.

11.1        Tenant’s Insurance. Effective as of the earlier of (a) the date Tenant enters or occupies the Premises, or (b) the Commencement Date, and continuing throughout the Term, Tenant, at its sole cost and expense, shall maintain the following insurance policies: (1) commercial general liability insurance (including property damage, bodily injury and personal injury coverage, contractual liability) in amounts of $1,000,000 per occurrence and $2,000,000 in the annual aggregate in primary coverage or, such other amounts as Landlord may from time to time reasonably require; and in the event property of Tenant’s invitees or customers are kept in, or about the, Premises, Tenant shall maintain warehousemen’s legal liability or bailee customers insurance for the full value of the property of such invitees or customers as determined by the warehouse contract between Tenant and its customer; and if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee), against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (2) cause of loss-special risk form (formerly “all-risk”) or its equivalent insurance (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up, pipe burst, wind-driven rain, water leakage, flood, earthquake, windstorm and collapse coverage) covering the full value of all furniture, trade fixtures, equipment and personal property (including property of Tenant or others), alterations and improvements and betterments in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (3) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (4) employers’ liability insurance of at least $1,000,000, (5) commercial auto liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 combined single limit for each accident, insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee), (6) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute and shall include a waiver of subrogation in favor of Landlord, (7) business interruption insurance with a limit representing loss of at least approximately 6 months of income, and (8) Umbrella or Excess Liability Insurance with limits of $5,000,000 per occurrence and $5,000,000 in the aggregate providing coverage over commercial general liability, automobile liability and employers liability required above.

Tenant’s insurance shall be primary and non-contributory when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten days of the effective date of coverage), and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with an A.M. Best rating of A:VIII or better. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements of this section have been met, and failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant’s obligation to maintain such insurance. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 15% of such cost.

11.2        Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (a) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (b) commercial general liability insurance on the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder. Any insurance required to be maintained by Landlord may be taken out under a blanket insurance policy or policies covering other buildings, property or insureds in addition to the Building and Landlord. In such event, the costs of any such blanket insurance policy or policies shall be reasonably allocated to the Project and the other properties covered by such policy or policies as reasonably determined by Landlord and included as part of Operating Costs. Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems solely and necessary as a result of Tenant’s use of the Premises. Notwithstanding anything in this Lease to the contrary, Landlord’s indemnity obligations under this Lease shall be limited to the extent any such claim is insured against under the terms of any insurance policy maintained by Landlord (or is required to be maintained by Landlord under the terms of this Lease).

11.3        No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives (and shall cause their respective insurers to waive) any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any fire, extended coverage or other property insurance policy insurance policy of the types described in this Section 11 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Neither party nor its officers, directors, employees, managers, agents, invitees or contractors shall be liable to the other for loss or damage caused by any risk coverable by all risk or special form property insurance, and each party waives any claims against the other party, and its officers, directors, employees, managers, agents, invitees and contractors for such loss or damage. The failure of a party to insure its property shall not void this waiver. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

11.4        Indemnity. Subject to Section 11.3, except for the gross negligence or willful misconduct of Landlord and as stated in this Lease, Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a “Loss”) (a) occurring in or on the Project (other than within the Premises) to the extent caused by and act, negligence or willful misconduct of any Tenant Party, (b) occurring in the Premises, (c) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenant’s Off-Premises Equipment, (d) claims of injury to or death of persons or damage to property or business loss occurring or resulting directly or indirectly from the use or occupancy of the Premises, Building or Project by Tenant or Tenant’s Parties, or from activities or failures to act of Tenant or Tenant’s Parties, (e) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease, and/or (f) claims arising from work or labor performed, or for materials or supplies furnished to or at the request or for the account of Tenant in connection with performance of any work done for the account of Tenant within the Premises or Project. It being agreed that clauses (b) and Error! Reference source not found. of this indemnity are intended to indemnify Landlord and its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of Landlord and its agents. Subject to Section 11.3, Landlord shall defend, indemnify, and hold harmless Tenant and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) for any Loss arising from any occurrence in or on the Building’s common areas to the extent caused by the negligence or willful misconduct of Landlord or its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

12.           Subordination; Attornment; Notice to Landlord’s Mortgagee.

12.1         Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.

12.2        Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

12.3        Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

12.4         Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (a) liable for any act or omission of any prior lessor (including Landlord); (b) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (c) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (d) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (e) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (f) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (1) are expressly provided in this Lease, (2) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (3) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own fee simple title to the Project. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan. As used in this Section 12.4, Landlord’s Mortgagee shall include any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise.

12.5         Modification of Lease. If any Landlord’s Mortgagee requires a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten business days following a request therefor. At the request of Landlord or any Landlord’s Mortgagee, Tenant agrees to execute a short form of this Lease and deliver the same to Landlord within ten business days following the request therefor.

13.           Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit B. Landlord may, from time to time, change such rules and regulations for the safety, care, traffic flow, cleanliness and/or general order of the Project and related facilities, provided that such changes are generally applicable to all tenants of the Project whose leases require such compliance, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner among all tenants whose leases require such compliance. Tenant shall be responsible for the compliance or noncompliance with such rules and regulations by each Tenant Party. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of such rules and regulations, any other tenant’s or occupant’s lease or any Laws. In the event of any conflict between the rules and regulations and the terms and conditions of this Lease, the terms and conditions of this Lease shall control.

14.           Condemnation.

14.1        Total Taking. If the entire Building or Premises are taken or condemned for any public use or otherwise by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking. Any regulatory action, ordinance or Law limiting or temporarily prohibiting Tenant’s right to enter or use the Premises, the Building and/or the Project shall not be construed as a taking or appropriation under this Section 14 and Tenant shall have no right to rent abatement or termination right as a result thereof notwithstanding anything to the contrary contained herein.

14.2        Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business on a permanent basis in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Basic Rent and Additional Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

14.3        Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building or Project becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rent and Additional Rent shall abate as provided in the last sentence of Section 14.2.

14.4        Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Project and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs and loss of business.

14.5        Restoration. In the event of any Taking of less than the whole of the Premises which does not result in a termination of this Lease, (a) Landlord, at its expense but only to the extent of the award actually received by Landlord pursuant to such Taking (after deducting any reasonable expenses incurred in connection with such Taking), shall proceed with reasonable diligence to repair, alter and restore the remaining parts of the affected Building and the Premises therein to the extent practicable, and (b) if requested by either party, Landlord and Tenant shall promptly execute an amendment to this Lease confirming the deletion from the Premises of the space subject to the Taking.

14.6        Waiver. Tenant waives the provisions of California Civil Code Procedure Section 1265.130 allowing Tenant to petition the superior court to terminate this Lease as a result of a partial taking. Notwithstanding anything herein to the contrary, however, a regulatory action, ordinance or applicable Laws limiting or temporarily prohibiting Tenant’s right to enter or use the Premises or the Building shall not be construed as a Taking or appropriation hereunder and Tenant shall have no right to rent abatement as a result thereof.

15.           Fire or Other Casualty.

15.1        Repair Estimate. If the Premises or the Project are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

15.2        Tenant’s Rights. If the Premises are damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 15.4 below cannot be repaired within 270 days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

15.3        Landlord’s Rights. If a Casualty occurs and (a) Landlord estimates that the damage cannot be repaired within the Repair Period, (b) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (c) regardless of the extent of damage, the damage is not fully covered by Landlord’s insurance policies or Landlord makes a good faith determination that restoring the damage would be uneconomical, or (d) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then, in the event of any of the foregoing, Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

15.4        Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Project, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

15.5        Abatement of Rent. If the Premises are damaged by Casualty, Basic Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the earlier of (a) completion of Landlord’s repairs, (b) the date upon which completion of Landlord’s repairs would have occurred but for delays caused by Tenant Parties, or (c) the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be, unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Basic Rent and Additional Rent without abatement (and in such event Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building or Project caused thereby to the extent such cost and expense is not covered by insurance proceeds).

15.6         Waiver. Tenant hereby waives any and all rights under and benefits of Sections 1932(2) and 1933(4) of the California Civil Code, or any similar or successor law, statute or ordinance now or hereinafter in effect.

16.           Personal Property Taxes. Tenant shall be liable for, and shall pay prior to delinquency, all taxes levied or assessed against personal property, furniture, fixtures, betterments, improvements, and alterations placed by any Tenant Party in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture, fixtures, betterments, improvements, and alterations and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

17.           Events of Default. Each of the following occurrences shall be an “Event of Default”:

17.1        Payment Default. Tenant’s failure to pay Rent within three days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on one or more occasions;

17.2        Abandonment. Tenant (a) abandons or vacates the Premises or any substantial portion thereof or (b) fails to continuously operate its business in the Premises. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Section 17.2 being deemed such notice to Tenant as required by said Section 1951.3;

17.3        Estoppel; Subordination; Financial Reports. Tenant fails to provide any estoppel certificate, documentation regarding the subordination of this Lease or financial reports after Landlord’s written request therefor pursuant to Section 25.5, Section 12.1, and Section 25.19 respectively, and such failure shall continue for five days after Landlord’s written notice thereof to Tenant;

17.4         Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11.1;

17.5        Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s or construction lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Section 8.4;

17.6        Other Defaults. Tenant’s failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease other than provided in this Section 17 and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall commence such cure as soon as reasonably possible, but in any event within said thirty (30) day period, and thereafter Tenant shall diligently prosecute such cure to completion (provided that completion shall be achieved within sixty (60) days); and

17.7        Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.7, any guarantor of Tenant’s obligations hereunder) (a) in any bankruptcy or other insolvency proceeding; (b) seeking any relief under any state or federal debtor relief law; (c) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (d) for the reorganization or modification of Tenant’s capital structure; or (e) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

18.          Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

18.1         Termination of Lease. Terminate this Lease and Tenant’s right to possession of the Premises provided by Section 1951.2 of the Civil Code of the State of California, or any successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law or at equity, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent and other amounts that would have been earned after the date of termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent and other amounts for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; (4) any other amount and court costs necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and (5) any such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable Law. The “worth at the time of award” as used in (1) and (2) above shall be computed at the Default Rate (defined in Section 5 above). The “worth at the time of award” as used in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). If this Lease provides for any periods during the Term during which Tenant is not required to pay Basic Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an Event of Default, Tenant shall owe to Landlord the full amount of such Basic Rent or value of such Rent concession, plus interest at the Default Rate, calculated from the date that such Basic Rent or Rent concession would have been payable;

18.2         Termination of Possession. Landlord shall have the remedy described in California Civil Code Section 1951.4 (“Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations”), or any successor code section. Accordingly, Landlord has the right to terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent and other amounts accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 19.1, and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to terminate Tenant’s right to possession without terminating this Lease, and to retake possession of the Premises (and Landlord shall have no duty to make such election), Landlord shall use reasonable efforts to relet the Premises as further described in Section 19.4 below. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18.2. If Landlord elects to proceed under this Section 18.2, it may at any time elect to terminate this Lease under Section 18.1;

18.3        Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and may immediately enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;

18.4         Intentionally Omitted.

18.5         Intentionally Omitted .

18.6         Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notice required by California Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Section 18.6 shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute.

18.7         California Waivers. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

19.          Payment by Tenant; Non-Waiver; Cumulative Remedies; Mitigation of Damage.

19.1        Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all amounts, costs, losses and/or expenses incurred, abated or foregone by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (a) obtaining possession of the Premises, (b) removing, storing and/or disposing of Tenant’s or any other occupant’s property, (c) repairing, restoring, altering, remodeling, or otherwise putting the Premises into the condition acceptable to a new tenant, (d) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (e) performing Tenant’s obligations under this Lease which Tenant failed to perform, (f) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, and (g) securing this Lease, including all commissions, allowances, reasonable attorneys’ fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the full amount of all Rent so abated (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant’s right to any abated rent accruing following such Event of Default shall immediately terminate).

19.2        No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

19.3        Cumulative Remedies. Any and all remedies set forth in this Lease: (a) shall be in addition to any and all other remedies Landlord may have at law or in equity, (b) shall be cumulative, and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease.

19.4        Mitigation of Damage. The parties agree any duty imposed by Law on Landlord to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord uses reasonable efforts to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (a) Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant for the Premises until 30 days following the date upon which Landlord obtains full and complete possession of the Premises, including the relinquishment by Tenant of any claim to possession of the Premises by written notice from Tenant to Landlord; (b) Landlord shall not be obligated to lease or show the Premises on a priority basis or offer the Premises to any prospective tenant when other space in the Project is or soon will be available; (c) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for less than the current fair market value of the Premises, as determined by Landlord in its sole discretion, nor will Landlord be obligated to enter into a new lease for the Premises under other terms and conditions that are unacceptable to Landlord under Landlord’s then-current leasing policies; (d) Landlord shall not be obligated to enter into a lease with a Substitute Tenant: (1) whose use would violate any restriction, covenant or requirement contained in the lease of another tenant in the Project; (2) whose use would adversely affect the reputation of the Project; (3) whose use would require any addition to or modification of the Premises or Project in order to comply with applicable Law, including building codes; (4) whose Tangible Net Worth is less than Tenant’s Tangible Net Worth as of the Lease Date or who does not have, in Landlord’s sole opinion, the creditworthiness to be an acceptable tenant; (5) that is a governmental entity, or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity or is otherwise prohibited by Section 9 of the Lease; (6) that does not meet Landlord’s reasonable standards for tenants of the Project or is otherwise incompatible with the character of the occupancy of the Project, as reasonably determined by Landlord; (7) whose use does not comply with the Permitted Use; (8) whose use or occupancy would result in an increase in the insurance premiums for the Project; or (9) whose use would result in utilization of more parking spaces on the Project in excess of the number previously utilized by Tenant; and (e) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a Substitute Tenant unless: (1) Tenant pays any such amount to Landlord prior to Landlord’s execution of a lease with such Substitute Tenant (which payment shall not relieve Tenant of any amount it owes Landlord as a result of Tenant’s default under this Lease); or (2) Landlord, in Landlord’s sole discretion, determines any such expenditure is financially prudent in connection with entering into a lease with the Substitute Tenant.

20.           Landlord’s Lien. In addition to any statutory landlord’s lien, now or hereafter enacted, Tenant grants to Landlord, to secure performance of Tenant’s obligations hereunder, a security interest in all of the property situated in or upon, or used in connection with, the Premises or the Project, and all proceeds thereof (except merchandise sold in the ordinary course of business) (collectively, the “Collateral”), and the Collateral shall not be removed from the Premises or the Project without the prior written consent of Landlord until all obligations of Tenant have been fully performed. The Collateral includes specifically all furniture and all trade and other fixtures, and inventory, equipment, contract rights, accounts receivable and the proceeds thereof. For the purposes of this Section 20, there shall be a rebuttable presumption that all property located in the Premises is owned by Tenant. Upon the occurrence of a breach or default by Tenant, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded to a secured party under the Uniform Commercial Code of the state in which the Premises are located (the “UCC”). To the extent the UCC requires Landlord to give to Tenant notice of any act or event and such notice cannot be validly waived before a default occurs, then five-days’ prior written notice thereof shall be reasonable notice of the act or event. In order to perfect such security interest, Landlord may file any financing statement or other instrument necessary at Tenant’s expense at the state and county Uniform Commercial Code filing offices. Notwithstanding the foregoing, if, during the Term, Landlord, in Landlord’s sole discretion, agrees to subordinate or waive any statutory lien Landlord may have on any of Tenant’s equipment, trade fixtures, furniture and other personal property located at the Premises to any lien granted by Tenant in the same, any such subordination agreement or waiver shall be on Landlord’s standard form of agreement, and Tenant shall be responsible for reimbursing Landlord for any and all reasonable attorneys’ fees incurred by Landlord in connection with such agreement. Such amount shall be due and payable upon Landlord’s written demand therefor.

21.          Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease or Tenant’s right to possess the Premises, Tenant shall (a)  deliver to Landlord the Premises broom-clean with all improvements located therein in good repair and condition (except for condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control), free of any liens or encumbrances and free of Hazardous Materials placed on the Premises during the Term; (b) deliver to Landlord all keys to the Premises and all access cards to the Project (and shall reimburse Landlord for the then-current replacement cost charged by Landlord for all such keys and access cards that are not returned); (c) remove all trade fixtures, furniture (including demountable walls), and personal property placed in the Premises or elsewhere in the Project by a Tenant Party and equipment located in the Premises (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord unless Landlord requires such removal); (d) remove any and all cabling (including conduit) installed in the Premises or elsewhere in the Project by or on behalf of a Tenant Party, including all connections for such cabling, at Tenant’s sole cost or, if Landlord so elects, Landlord may perform such removal at Tenant’s sole cost, with the cost thereof to be paid to Landlord as Rent (Landlord will have the right, however, upon notice to Tenant, given prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all such cabling [including conduit], whether located in the Premises or elsewhere in the Project, and if Landlord so elects, Tenant covenants that such cabling shall be left in a neat and safe condition in accordance with the requirements of all applicable Laws, including the National Electric Code or any successor statute, and shall be terminated at both ends of a connector, properly labeled at each end and in each electrical closet and junction box); and (e) unless otherwise notified in writing by Landlord, remove alterations, additions, improvements, and Tenant’s Off-Premises Equipment and restore the Premises, Building and/or Project, as applicable, to an good condition and in any event no less than their conditions existing immediately prior to the installation of such alterations, additions, improvements, and Tenant’s Off-Premises Equipment; however, Tenant shall not remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question shall not be removed. Tenant shall repair all damage caused by the removal of the items described above. If Tenant fails to remove any property, including any of the property described above, Landlord may, at Landlord’s option, (1) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted hereunder or otherwise, (2) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations hereunder (including collection costs and attorneys’ fees), plus interest thereon at the Default Rate, or (3) elect any of the actions described in clauses (1) and (2) above as Landlord may elect in its sole discretion. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating, but nothing contained herein shall be construed as an extension of the Term or as a consent by Landlord to any holding over by Tenant. In the event of Tenant’s failure to give such notice or participate in such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration. Any delay caused by Tenant’s failure to carry out its obligations under this Section 21 beyond the Term hereof, shall constitute unlawful and illegal possession of Premises under this Lease. The provisions of this Section 21 shall survive the end of the Term.

22.           Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance whether or not Landlord accepts any rent from Tenant or any other person while Tenant remains in possession of the Premises following the expiration or earlier termination of the Term. If Tenant shall retain possession of the Premises or any portion thereof without Landlord’s consent following the expiration of this Lease or sooner termination for any reason, then in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay 150% of the Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. In addition to the payment of the amounts provided above, if Tenant fails to vacate the Premises within fifteen (15) days after Landlord notifies Tenant that Landlord has entered into a lease for the Premises or has received a bona fide offer to lease the Premises, and that Landlord will be unable to deliver possession, or perform improvements, due to Tenant’s holdover, then Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover. The provisions of this Section 22 shall survive any expiration or earlier termination of this Lease.

23.           Certain Rights Reserved by Landlord. Landlord shall have the following rights so long as such rights do not unreasonably interfere with Tenant’s use and enjoyment of the Premises for the Permitted Use:

23.1        Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be verbal notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

23.2        Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building (Tenant acknowledges and agrees that it shall be responsible for providing adequate security for its use of the Premises, the Building and the Project and that Landlord shall have no obligation or liability with respect thereto, except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to provide the same);

23.3        Prospective Purchasers and Lenders. Upon reasonable prior notice at least 24 hours (which notice may be verbal) to Tenant, to enter the Premises at all reasonable hours to show the Premises to prospective partners, investors, purchasers or lenders; and

23.4        Prospective Tenants. At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to extend the Term) upon reasonable prior notice at least 24 hours (which notice may be verbal) to Tenant, or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

In exercising the foregoing rights in this Section 23, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s occupancy of the Premises.

24.           Intentionally Omitted.

25.           Miscellaneous.

25.1        Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

25.2        Landlord’s Liability. The liability of Landlord (and its successors, partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building, Project or any related complex shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the amount which is equal to the interest of Landlord in the Building. Further, Landlord (Landlord’s successors, partners, shareholders or members) shall not be personally liable for any deficiency. The provisions of this Section shall survive any expiration or termination of this Lease. Landlord and its agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such parties for losses resulting from an interruption of Tenant’s business, or any person claiming through Tenant, resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever, including without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Landlord or its agents, employees or contractors. At any time when there is outstanding a mortgage, deed of trust or similar security instrument covering Landlord’s interest in the Premises, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust or similar security instrument shall have received written notice of such default and a reasonable time for curing such default shall thereafter have elapsed.

25.3         Force Majeure. Time is of the essence with respect to all provisions of this Lease, except that whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, Landlord or Tenant, as applicable shall not be liable or responsible for and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, pandemics, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other cause of any kind whatsoever which are beyond the reasonable control of Landlord or Tenant, as applicable (each a “Force Majeure Event”). The provisions of this Section shall not operate to excuse Tenant from prompt payment of Rent or any other payments required by the terms of this Lease and shall not extend the Term. Delays or failures to perform resulting from lack of funds shall not be deemed a Force Majeure Event.

25.4        Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than the Broker(s), if any, set forth in the basic Lease Information, whose commissions shall be paid pursuant to separate written agreement(s). Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through or under the indemnifying party.

25.5        Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) business days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit E. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, such failure shall constitute an Event of Default by Tenant without notice and opportunity to cure and Landlord, Landlord’s Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (a) this Lease is in full force and effect; (b) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (c) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (d) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (e) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

25.6        Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (a) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (b) hand-delivered to the intended addressee, or (c) sent by a nationally recognized overnight courier service. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

25.7        Severability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

25.8        Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by electronic signatures as specifically set forth in Section 25.9; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by electronic signatures as specifically set forth in Section 25.9. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

25.9        Counterparts; Electronic Signatures. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Lease. Execution copies of this Lease may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Lease having the same binding effect as an original signature on an original Lease. At the request of either party, any facsimile document or scanned document transmitted via email is to be re-executed in original form by the party who executed the original facsimile document or scanned document. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Lease. In addition, the parties agree that this Lease may be signed using electronic signature technology (e.g., via Docusign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (1) to the extent a party signs this document using electronic signature technology, by clicking “sign”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as hand written signatures

25.10      Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through or under Landlord, but not otherwise, subject to the terms and conditions of this Lease and all matters of record as of the date of this Lease which are applicable to the Premises. Landlord shall not be liable for any hindrance, interruption, interference or disturbance by other tenants or third persons, nor shall Tenant be released from any obligations under this Lease because of such hindrance, interruption, interference or disturbance.

25.11      No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

25.12       No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

25.13       Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all verbal statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

25.14      Waivers. TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) AND LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. Tenant hereby waives and agrees not to pursue or claim any excuse or offset to Tenant’s obligations under this Lease based on the doctrines of impossibility, impracticality, frustration of contract, frustration of purpose, or other similar legal principles. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 25.14 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARIES OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS AND ALL FEES CHARGED AND COSTS INCURRED BY THE REFEREE SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE (EXCEPT THAT IF A REPORTER IS REQUESTED BY EITHER PARTY, THEN A REPORTER SHALL BE PRESENT AT ALL PROCEEDINGS WHERE REQUESTED AND THE FEES OF SUCH REPORTER – EXCEPT FOR COPIES ORDERED BY THE OTHER PARTIES – SHALL BE BORNE BY THE PARTY REQUESTING THE REPORTER); PROVIDED HOWEVER, THAT ALLOCATION OF THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL BE ULTIMATELY DETERMINED IN ACCORDANCE WITH THE ATTORNEYS’ FEES PROVISIONS OF THIS LEASE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN 10 DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 25.14, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH 10 DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER THE REFEREE SECTIONS. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN THE REFEREE SECTIONS. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS' FEES AND COSTS IN ACCORDANCE WITH THIS LEASE. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 25.14. IN THIS REGARD, THE PARTIES AGREE THAT THE PARTIES AND THE REFEREE SHALL USE BEST EFFORTS TO ENSURE THAT (A) DISCOVERY BE CONDUCTED FOR A PERIOD NO LONGER THAN 6 MONTHS FROM THE DATE THE REFEREE IS APPOINTED, EXCLUDING MOTIONS REGARDING DISCOVERY, AND (B) A TRIAL DATE BE SET WITHIN 9 MONTHS OF THE DATE THE REFEREE IS APPOINTED. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. ANY DECISION OF THE REFEREE AND/OR JUDGMENT OR OTHER ORDER ENTERED THEREON SHALL BE APPEALABLE TO THE SAME EXTENT AND IN THE SAME MANNER THAT SUCH DECISION, JUDGMENT, OR ORDER WOULD BE APPEALABLE IF RENDERED BY A JUDGE OF THE SUPERIOR COURT IN WHICH VENUE IS PROPER HEREUNDER. THE REFEREE SHALL IN HIS/HER STATEMENT OF DECISION SET FORTH HIS/HER FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH THE CODE OF CIVIL PROCEDURE. NOTHING IN THIS SECTION 25.14 SHALL PREJUDICE THE RIGHT OF ANY PARTY TO OBTAIN PROVISIONAL RELIEF OR OTHER EQUITABLE REMEDIES FROM A COURT OF COMPETENT JURISDICTION AS SHALL OTHERWISE BE AVAILABLE UNDER THE CODE OF CIVIL PROCEDURE AND/OR APPLICABLE COURT RULES.

25.15       Governing Law; Jurisdiction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. The proper place of venue to enforce this Lease will be the county or district in which the Premises are located. In any legal proceeding regarding this Lease, including enforcement of any judgments, Tenant irrevocably and unconditionally (a) submits to the jurisdiction of the courts of law in the county or district in which the Premises are located; (b) accepts the venue of such courts and waives and agrees not to plead any objection thereto; and (c) agrees that (1) service of process may be effected at the address specified for Tenant in the Lease, or at such other address of which Landlord has been properly notified in writing, and (2) nothing herein will affect Landlord’s right to effect service of process in any other manner permitted by applicable law.

25.16      Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power is coupled with an interest and is irrevocable.

25.17       Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

25.18       Joint and Several Liability. If Tenant consists of more than one party (or if Tenant permits any other party to occupy the Premises), each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

25.19      Financial Reports. If Tenant is an entity that is domiciled in the United States of America, and whose securities are funded through a public securities exchange subject to regulation by the United States of America publicly traded over exchanges based in the United States and whose financial statements are readily available at no cost to Landlord, the terms of this Section 25.19 shall not apply. Otherwise, within 10 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (a) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building, (b) in litigation between Landlord and Tenant, and/or (c) if required by Law or court order. Tenant shall not be required to deliver the financial statements required under this Section 25.19 more than once in any 12-month period unless requested by Landlord’s Mortgagee, partner or investor or a prospective partner or investor, or buyer or lender of the Building or an Event of Default occurs.

25.20       Intentionally Omitted.

25.21       Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location unless Landlord has previously reviewed and approved all plans, specifications and contracts pertaining to telecommunication service entry points, and any documents to which Landlord is a party or which may encumber the Project, which consent will not be unreasonably withheld. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Project, applicable Laws and Landlord’s policies and practices for the Project, and shall be required, at Landlord’s election, to enter into a license agreement with Landlord to confirm and approve items such as, without limitation, the proposed location (and labeling requirements) of wiring, cabling, fiber lines, points of demarcation, entry into the Project, insurance requirements and the like, all at no cost to Landlord. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

25.22      Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Lease to its attorneys, accountants, employees and existing or prospective financial partners, or if required by Law or court order, provided all parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any unauthorized disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

25.23       Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is and will remain during the Term a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

25.24      Hazardous Materials. The term “Hazardous Materials” means any hazardous, explosive, radioactive or toxic substance, material or waste which is or becomes regulated by any local, state or federal governmental authority or agency, including, without limitation, any material or substance which is (i) defined or listed as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant” or “contaminant” under any Law, (ii) petroleum or petroleum derivative, (iii) a flammable explosive, (iv) a radioactive material or waste, (v) a polychlorinated biphenyl, (vi) asbestos or asbestos containing material, (vii) infectious waste, or (viii) a carcinogen. No Tenant Party shall use, generate, store, manufacture, transport (collectively, “Handle”) or Release (defined below), or permit the use, generation, storage, manufacture, transport or Release of Hazardous Materials on or about the Premises or the Project without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. As used herein, “Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing. If any Tenant Party breaches its obligations under this Section Error! Reference source not found., Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from such Tenant Party’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) arising from any Tenant Party’s failure to comply with the provisions of this Section Error! Reference source not found.. Landlord shall have the right at all reasonable times and if Landlord determines in good faith that Tenant may not be in compliance with this Section 25.24 to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Tenant. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification pursuant to this Section 25.24. The indemnity contained in this Section 25.24 is intended to allocate responsibility between Landlord and Tenant under environmental Laws and shall survive termination or expiration of this Lease. Prior to Tenant (and at least five (5) days prior to any assignee or any subtenant of Tenant) taking possession of any part of the Premises, and on each anniversary of the Term Commencement Date (each such date is hereinafter referred to as a “Disclosure Date”), until and including the first Disclosure Date occurring after the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials, or any combination thereof, which were Handled on, in, under or about the Premises or Project for the twelve (12) month period prior to such Disclosure Date, or which Tenant intends to Handle on, under or about the Premises during the twelve (12) month period following the Disclosure Date by executing and delivering to Landlord a “Hazardous Materials Questionnaire”, in the form attached hereto as Exhibit H (as updated and modified by Landlord, from time to time). Tenant’s disclosure obligations under this Section 25.24 shall include a requirement that, to the extent any information contained in a Hazardous Materials Questionnaire previously delivered by Tenant shall become inaccurate in any material respect, Tenant shall immediately deliver to Landlord a new updated Hazardous Materials Questionnaire. If any Hazardous Materials shall be released into the environment comprising or surrounding the Project in connection with the acts, omissions or operations of Tenant or any Tenant Party, Tenant shall at its sole expense promptly prepare a remediation plan therefor consistent with applicable Laws and recommended industry practices (and approved by Landlord and all governmental agencies having jurisdiction) to fully remediate such release, and thereafter shall prosecute the remediation plan so approved to completion with all reasonable diligence and to the satisfaction of Landlord and applicable governmental agencies. If any Hazardous Materials are Handled in, under, on or about the Premises during the Term, or if Landlord determines in good faith that any release of any Hazardous Material or violation of Law may have occurred in, on, under or about the Premises during the Term, Landlord may require Tenant to at Tenant’s sole expense, (i) retain a qualified environmental consultant reasonably satisfactory to Landlord to conduct a reasonable investigation (an “Environmental Assessment”) of a nature and scope reasonably approved in writing in advance by Landlord with respect to the existence of any Hazardous Materials in, on, under or about the Premises and providing a review of all Hazardous Materials activities of Tenant and the Tenant Parties, and (ii) provide to Landlord a reasonably detailed, written report, prepared in accordance with the institutional real estate standards, of the Environmental Assessment.

25.25       List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A - Outline of Premises
Exhibit B - Building Rules and Regulations
Exhibit C - Work Letter
Exhibit D - Form of Confirmation of Commencement Date Letter
Exhibit E - Form of Tenant Estoppel Certificate
Exhibit F - Parking
Exhibit G - Generator Area
Exhibit H - Hazardous Materials Questionnaire

25.26       Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities. If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

25.27       Common Area Amenities. In addition to the Premises, so long as Tenant leases from Landlord any portions of the Project, Tenant shall have a right to the nonexclusive use of the common areas of the Project that may be, from time to time, be designated by Landlord for the use, enjoyment and benefit of all tenants of the Project and their employees (collectively, the “Common Area Amenities”), it being expressly understood and agreed that Landlord shall not be obligated to provide any Common Area Amenities, unless otherwise specifically provided elsewhere in this Lease. From time to time, as each of the Common Area Amenities are made available to Tenant, if any, the number of rentable square feet in the Premises shall increase to reflect Tenant’s Proportionate Share of the rentable square feet attributable to the Common Area Amenities that are available at such time. As a condition to Tenant’s right to use any Common Area Amenities, Landlord may, at its discretion, require Tenant and its employees, officers, directors, and partners to execute certain other documents, including, without limitation, a license agreement and a waiver of claims and indemnity agreement, prior to granting such individuals access to certain of the Common Area Amenities. Landlord shall have the right to remove or alter the size and location of such Common Area Amenities and the type of equipment provided, and Tenant shall be responsible for the cost of any special services related to Tenant’s use of the Common Area Amenities. Tenant acknowledges and agrees that Tenant’s and any Tenant Party’s use of the Common Area Amenities is voluntary and, in consideration of the use of the Common Area Amenities, shall be undertaken by Tenant and such Tenant Party at its sole risk. Neither Landlord nor Landlord’s officers, directors, managers, servants, agents and/or employees (collectively, the “Released Parties”) shall be liable for any claims, demands, injuries, damages, actions or causes of action whatsoever arising out of or connected with Tenant’s and any Tenant Party’s use of the Common Area Amenities and their facilities and services. TENANT DOES HEREBY EXPRESSLY FOREVER WAIVE, RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY ARISING FROM ALL SUCH CLAIMS, DEMANDS, INJURIES, DAMAGES, ACTIONS AND/OR CAUSES OF ACTION, INCLUDING LIABILITY FROM ALL ACTS OF ACTIVE OR PASSIVE NEGLIGENCE, INCLUDING SOLE OR GROSS NEGLIGENCE, ON THE PART OF THE RELEASED PARTIES. The waivers contained in this Section 25.27 shall survive the expiration or earlier termination of this Lease.

25.28       UBTI. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all Rents as “rents from real property,” and (b) to permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this Section 25.28 shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

25.29      Cross Default. A default or event of default (beyond any applicable notice, grace and cure periods) under any other written agreement between Landlord or Landlord’s Affiliate and Tenant shall constitute an Event of Default under this Lease, and any Event of Default under this Lease shall constitute a default or event of default under such other written agreement between Landlord or Landlord’s Affiliate and Tenant (without any obligation to give Tenant any notice or opportunity to cure period thereunder).

25.30      Reserved Rights. This Lease does not grant any rights to light or air over or about the Project. Landlord excepts and reserves exclusively for itself the use of: (a) roofs, (b) telephone, electrical and janitorial closets, (c) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (d) rights to the land and improvements below the floor of the Premises, (e) the improvements and air rights above the ceiling of the Premises, (f) the improvements and air rights outside the demising walls of the Premises, (g) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Project, and (h) any other areas designated from time to time by Landlord as service areas of the Project. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Project without the prior written consent of Landlord. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment.

25.31      No Construction Contract. Landlord and Tenant acknowledge and agree that this Lease, including all exhibits a part hereof, is not a construction contract or an agreement collateral to or affecting a construction contract.

25.32       Intentionally Omitted.

26.	Other Provisions.

26.1        Signage.

26.1.1        Tenant shall not place, install, affix, paint or maintain any signs, notices, graphics or banners whatsoever or any window decor which is visible in or from public view or corridors, the common areas or the exterior of the Premises or the Building, in or on any exterior window or window fronting upon any common areas or service area without Landlord’s prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion; provided that Tenant’s name shall be included in any Building-standard door and directory signage, if any, in accordance with Landlord’s Building signage program, including without limitation, payment by Tenant of any fee charged by Landlord for maintaining such signage, which fee shall constitute Additional Rent hereunder. Any installation of signs, notices, graphics or banners on or about the Premises or Project approved by Landlord shall be subject to any Laws and to any other requirements imposed by Landlord. Tenant, at its sole cost and expense, shall remove all such signs or graphics by the expiration or any earlier termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury to or defacement of the Premises, Building or Project and any other improvements contained therein, and Tenant shall repair any injury or defacement including without limitation discoloration caused by such installation or removal.

26.2        Generator.

26.2.1        Tenant, subject to Landlord’s review and approval of Tenant’s plans therefore, shall have the right to install a 500 kilowatt supplemental generator (the “Generator”) to provide emergency additional electrical capacity to the Premises during the Term. The Generator shall be placed at the first two (2) stalls nearest to the grade level door or another mutually agreed upon location and made a part hereof (the “Generator Area”). Notwithstanding the foregoing, Tenant’s right to install the Generator shall be subject to Landlord’s approval of the manner in which the Generator is installed, the manner in which any fuel pipe is installed, the manner in which any ventilation and exhaust systems are installed, the manner in which any cables are run to and from the Generator to the Premises and the measures that will be taken to eliminate any vibrations or sound disturbances from the operation of the Generator, including, without limitation, any necessary two (2) hour rated enclosures or sound installation. Landlord shall have the right to require an acceptable enclosure to hide or disguise the existence of the Generator and to minimize any adverse effect that the installation of the Generator may have on the appearance of the Building and Project. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing of the Generator. Tenant shall not install or operate the Generator until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses and authorizations necessary for the installation and operation of the Generator. In addition to, and without limiting Tenant’s obligations under this Lease, Tenant shall comply with all applicable environmental and fire prevention Laws pertaining to Tenant’s use of the Generator Area. Tenant shall also be responsible for the cost of all utilities consumed in the operation of the Generator. Notwithstanding anything herein to the contrary, if Tenant does not install the Generator on or before the first anniversary of the Commencement Date, or if Tenant, after installation, removes the Generator from the Generator Area for reasons other than the repair and replacement of the Generator, Tenant’s right to install and maintain the Generator and to use the Generator Area shall be null and void.

26.2.2        Tenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Generator shall in no way damage any portion of the Building or Project. To the maximum extent permitted by Law, the Generator and all appurtenances in the Generator Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if the Generator or any appurtenances installations are damaged for any reason. Tenant agrees to be responsible for any damage caused to the Building or Project in connection with the installation, maintenance, operation or removal of the Generator and, in accordance with the terms of Section 11.4 of this Lease, to indemnify, defend and hold Landlord and its representatives and agents harmless from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects' and attorneys' fees (if and to the extent permitted by Law), which may be imposed upon, incurred by, or asserted against Landlord or any of its representatives and agents in connection with the installation, maintenance, operation or removal of the Generator, including, without limitation, any environmental and Hazardous Materials claims. In addition to, and without limiting Tenant’s obligations under this Lease, Tenant covenants and agrees that the installation and use of the Generator and appurtenances shall not adversely affect the insurance coverage for the Building. If for any reason, the installation or use of the Generator and/or the appurtenances shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

26.2.3        Tenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Generator and appurtenances, all of which shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the Expiration or earlier termination of this Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Generator and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant shall take the Generator Area “as is” in the condition in which the Generator Area is in as of the Commencement Date, without any obligation on the part of Landlord to prepare or construct the Generator Area for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Generator Area for the installation and operation of the Generator. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the Generator Area without Landlord’s prior written consent. Tenant agrees to maintain the Generator, including without limitation, any enclosure installed around the Generator in good condition and repair. Tenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Generator so as to keep such enclosure in good condition.

26.2.4        Tenant, upon prior notice to Landlord and subject to the rules and regulations enacted by Landlord, shall have access to the Generator and its surrounding area for the purpose of installing, repairing, maintaining and removing said Generator.

26.2.5        Tenant shall only test the Generator before or after reasonable business hours and at a time mutually agreed to in writing by Landlord and Tenant in advance. Tenant shall be permitted to use the Generator Area solely for the maintenance and operation of the Generator, and the Generator and Generator Area are solely for the benefit of Tenant. All electricity generated by the Generator may only be consumed by Tenant in the Premises.

26.2.6        Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Generator Area.

26.2.7        Tenant shall have no right to sublet the Generator Area or to assign its interest hereunder.

26.2.8        Notwithstanding anything to the contrary contained herein, if at any time during the Term Landlord determines in its sole but bona fide business judgement, that the Generator and/or any appurtenances interfere with the operations of the Building or the operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, cease any further operation of the Generator. From and after such notice by Landlord, Tenant shall have no further right to operate the Generator unless and until Tenant shall have redesigned and modified the Generator and/or installations in a manner approved by Landlord, provided however, that Landlord’s approval of such redesign and modification shall constitute the mere permission to operate the Generator, which permission shall in no event be construed to abrogate or diminish Landlord’s rights or Tenant’s obligations under this Section 26.3 or this Lease.

26.2.9        During the initial Term, Tenant shall not be obligated to pay Landlord any Additional Rent or fee for the use of the Generator Area.

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LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

This Lease is executed as of the Lease Date (as defined in the Basic Lease Information).

LANDLORD:

SCG SWIFT AVENUE INDUSTRIAL PARK, LLC, a Delaware limited liability company

By:	/s/ Meghan Concannon

Name:	Meghan Concannon

Title:	Vice President

TENANT:

FREENOME HOLDINGS, INC., a Delaware corporation

By:	/s/ Mike Nolan
Name:	Mike Nolan

Title:	CEO

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of June 9, 2022, by and between SCG SWIFT AVENUE INDUSTRIAL PARK, LLC, a Delaware limited liability company (“Landlord”), and FREENOME HOLDINGS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain Lease, dated March 25, 2022 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 19,900 rentable square feet (the “Premises”) located at 345 Swift Avenue, South San Francisco, California, which is located in the building commonly known as Swift Avenue Industrial Park whose street address is 345-367 Swift Avenue, South San Francisco, California (the “Building”).

B.	Tenant and Landlord mutually desire that the Lease be amended to correct certain scrivener’s errors on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Amendment. Effective as of the date of this Amendment, Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

1.1	Initial Liability Insurance Amount. The Initial Liability Insurance Amount set forth in the Basic Lease Information of the Lease is hereby deleted in its entirety and replaced with the following:

“$1,000,000 per occurrence and $2,000,000 in the annual aggregate in primary coverage, with an additional $4,000,000 in umbrella coverage.”

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1.2	Tenant’s Insurance. Section 11.1 of the Lease is hereby deleted in its entirety and replaced with the following:

“11.1 Tenant’s Insurance. Effective as of the earlier of (a) the date Tenant enters or occupies the Premises, or (b) the Commencement Date, and continuing throughout the Term, Tenant, at its sole cost and expense, shall maintain the following insurance policies: (1) commercial general liability insurance (including property damage, bodily injury and personal injury coverage, contractual liability) in amounts of $1,000,000 per occurrence and $2,000,000 in the annual aggregate in primary coverage; and in the event property of Tenant’s invitees or customers are kept in, or about the, Premises, Tenant shall maintain warehousemen’s legal liability or bailee customers insurance for the full value of the property of such invitees or customers as determined by the warehouse contract between Tenant and its customer; and if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee), against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, subject to all terms, conditions and exclusions and to the extent such obligations are insurable and commercially reasonable, (2) cause of loss-special risk form (formerly “all-risk”) or its equivalent insurance (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up, pipe burst, wind-driven rain, water leakage, windstorm and collapse coverage) covering the full value of all furniture, trade fixtures, equipment and personal property (including property of Tenant or property of others under Tenant’s care, custody, and control), alterations and improvements and betterments in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (3) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (4) employers’ liability insurance of at least $1,000,000, (5) commercial auto liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 combined single limit for each accident, insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee), (6) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute and shall include a waiver of subrogation in favor of Landlord, (7) business interruption insurance with a limit representing loss of at least approximately 6 months of income, and (8) Umbrella or Excess Liability Insurance with limits of $4,000,000 per occurrence and $4,000,000 in the aggregate providing coverage over commercial general liability, automobile liability and employers liability required above.

Tenant’s insurance shall be primary and non-contributory when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten days of the effective date of coverage), and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies; provided, however, that in the event that Tenant’s insurance carrier will not provide such notice to Landlord, then Tenant must provide such written notice to Landlord within the time frames set forth above. All such insurance policies shall be issued by companies with an A.M. Best rating of A:VIII or better. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements of this section have been met, and failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant’s obligation to maintain such insurance.”

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2.	Miscellaneous.

2.1	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

2.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

2.3	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

2.4	Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” The parties agree that Section 9 of Lease remains in full force and effect.

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2.5	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the same binding effect as an original signature on an original Amendment. At the request of either party, any facsimile document or scanned document transmitted via email is to be re-executed in original form by the party who executed the original facsimile document or scanned document. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Amendment. In addition, the parties agree that this Amendment may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (1) to the extent a party signs this document using electronic signature technology, by clicking “sign”, such party is signing this Amendment electronically, and (2) the electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as hand written signatures.

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IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD	TENANT

SCG SWIFT AVENUE INDUSTRIAL PARK, LLC, a Delaware limited liability company	FREENOME HOLDINGS, INC., a Delaware corporation

By:	/s/ Meghan Concannon	By:	/s/ Mike Nolan

Name:	Meghan Concannon	Name:	Mike Nolan

Title:	Vice President	Title:	Chief Executive Officer

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